As filed with the Securities and Exchange Commission on May 4, 1999
                                                     Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                VTEL CORPORATION
             (Exact name of registrant as specified in its charter)

          Delaware                                           74-2415696
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                         Identification Number
                    108 Wild Basin Road, Austin, Texas 78746
                                 (512) 437-2700
(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive officers)

                                 RODNEY S. BOND
                             Chief Financial Officer
                                VTEL Corporation
                               108 Wild Basin Road
                               Austin, Texas 78746
                                 (512) 437-2700
                     (Name, address, including zip code, and
          telephone number, including area code, of agent for service)

                                    Copy to:

                                L. STEVEN LESHIN
                 Jenkens & Gilchrist, a Professional Corporation
                          1445 Ross Avenue, Suite 3200
                            Dallas, Texas 75202-2799
                                 (214) 855-4500
                              --------------------
         Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling stockholder may determine.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.      [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reimbursement plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the  prospectus  is expected to be made pursuant to Rule
434, please check the following box.    [ ]
                              --------------------

                         CALCULATION OF REGISTRATION FEE
===========================================================================================================================
                                                                                         Proposed
                                                Amount          Proposed maximum          maximum           Amount of
         Title of each class of                 to be          offering price per   aggregate offering  registration fee*
       securities to be registered            registered             unit *               price*

Common stock, par value $.01 per share...     1,149,000               $5.34              $6,135,660          $1,706
---------------------------------------------------------------------------------------------------------------------------

*   The proposed maximum  aggregate  offering price has been estimated solely to calculate  the  registration  fee under Rule 457(c) of the  Securities  Act, based upon the average of the  highest and lowest  price per share of common stock on the Nasdaq Stock Market  reported on April 30, 1999. The Registrant hereby  amends this  Registration  Statement on such date or dates as may be necessary to delay its effective date until the
Registrant shall file a further  amendment which  specifically  states that this
Registration  Statement  shall  thereafter  become  effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the  Registration  Statement shall  become  effective  on such date as the  Commission,  acting  pursuant  to
Section said 8(a), may determine.
============================================================================================================================

                                   PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   Subject to Completion, dated May 4, 1999

                                VTEL CORPORATION
                             1,149,000 Common Shares
                            par value $.01 Per Share


                                   -----------


         YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT TO THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 2 OF THIS PROSPECTUS.

         o This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

         o Our common stock is traded on the Nasdaq National Market under the symbol "VTEL." On April 30, 1999, the average of the high and low price for the common stock was $5.34.

         o We issued the common stock covered by this prospectus to Vosaic Company, LLC, the selling stockholder, as consideration for our acquisition of substantially all of Vosaic's assets.

         o The shares of common stock offered by this prospectus are being sold by the selling stockholder. The selling stockholder may sell its common stock on the Nasdaq National Market or in privately negotiated transactions, whenever it decides and at the price it sets. The common stock may be sold at market price, but the selling stockholder has the right to sell its common stock at a premium or discount to market price.

         o We will not receive any proceeds from the sale of these shares. We will pay all expenses of registration incurred in connection with this offering. The selling stockholder will pay all selling and other expenses that it incurs.

                                 ---------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF
THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE.


                  The date of this prospectus is May 4, 1999.


                                                 TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION...............................................................................1
FORWARD - LOOKING STATEMENTS......................................................................................1
RISK FACTORS......................................................................................................2
ABOUT VTEL........................................................................................................5
SELECTED FINANCIAL DATA...........................................................................................6
USE OF PROCEEDS...................................................................................................7
PLAN OF DISTRIBUTION; SELLING STOCKHOLDER.........................................................................7
LEGAL MATTERS.....................................................................................................8
EXPERTS  .........................................................................................................8


                       WHERE YOU CAN FIND MORE INFORMATION

         o Government Filings. We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

         o Stock Market. Shares of our common stock are traded as "National Market Securities" on the Nasdaq National Market. Material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

         o Information Incorporated by Reference. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any further filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

         o Our Annual Reports on Form 10-K and Form 10-K/A for the year ended July 31, 1998;

         o Our Quarterly Reports on Form 10-Q for the quarters ended October 31, 1998 and January 31, 1999; and

         o The description of our common stock contained in our Form 8-A, dated March 31, 1992, including any amendment or report filed for the purpose of updating such description.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                  Rodney S. Bond
                  Chief Financial Officer
                  VTEL Corporation
                  108 Wild Basin Road
                  Austin, Texas 78746
                  (512) 437-2700

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                          FORWARD - LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as may, will, except, anticipate, intend, estimate, continue, believe, or other similar words. Similarly, statements that describe our future expectations, objectives and goals or contain projections of our future results of operations or financial condition are also forward-looking statements. Our future results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed under the heading "Risk Factors" and other cautionary statements in this prospectus.


                                  RISK FACTORS

         An investment in the common stock  involves a high degree of risk.  You
should  carefully   consider  and  evaluate  all  of  the  information  in  this prospectus, including the risk factors set forth below, before investing.

         We May Experience Fluctuations in Quarterly Results.

         As of January 31, 1999, our accumulated deficit was $190,537,000. For the fiscal year ended July 31, 1998, we had net income of $2,779,000. For the fiscal year ended July 31, 1997, we had a net loss of $52,054,000. During the first six months of fiscal 1999, we had a net loss of $14,607,000. While we have initiated programs that we believe will return us to profitability, we cannot assure you that we will be able to do so. Historically, a significant percentage of our sales have occurred in the last few weeks of the quarter. By compressing most of our shipments into a short period of time at the end of each quarter, we incur overtime costs, sharply increase our inventory levels in anticipation of this demand and deplete or exhaust our backlog of customer orders. Our sales cycle is difficult to predict and manage. It is possible that management's estimates of product demand will be inaccurate and as a result we could experience a rise in inventory levels and a decline in expected revenue levels in any given quarter.

         Our management estimates future product revenue based on its analysis of market conditions and reports from its sales force of customer leads and prospective interest. We cannot rely upon backlog of customer product orders to forecast future revenue levels. Because of the short cycle time between customer orders and shipments, unanticipated delays from our vendors could disrupt shipments and adversely affect the results in a given quarter. This is primarily due to our reliance on a limited number of highly specialized suppliers. The above factors represent uncertainties which can have a material adverse effect on our financial position and results of operations if not managed properly.

         We base our expense levels in part, on our expectations as to future revenue levels. It is difficult to predict future revenue levels due in part to our strategy of distributing our products primarily through resellers. Our recent experience has been that revenue levels have fallen below our expectations. Because our expense levels are relatively fixed from quarter to quarter, our operating results have been materially and adversely affected in recent periods. While we have reduced operating expenses to attempt to align these expenses better with our recent revenue levels, we cannot assure you that we have reduced expenses sufficiently to enable us to return a profit on our sales. In addition, future quarterly operating results may fluctuate as a result of the following factors:

          o    price reductions;

          o    delays in the introduction of new products;

          o delays in purchase decisions due to new product announcements by us or our competitors;

          o    increased competition;

          o    failure to reduce product costs or maintain product quality;

          o    cancellations or delays of orders;

          o    interruptions or delays in supplies of key components;

          o changes in reseller base, customer base, business or product mix; and o seasonal patterns of capital spending by customers.

          We May be Unable to Adequately Respond to Rapid Changes in Technology and Customer Preferences For Videoconferencing Products.

         The market for our products is characterized by rapidly changing technology, evolving industry standards and frequent product introductions. Increased functionality and better picture and audio quality at lower bandwidths and at reduced prices are characterizations of new products. The introduction of products embodying new technology and the emergence of new industry standards may render existing products obsolete and unmarketable. A significant factor in our ability to grow and to remain competitive is our ability to successfully develop and introduce on a timely basis new and enhanced products that embody new technology, anticipate and incorporate evolving industry standards and achieve levels of functionality and price acceptable to the market. In the past, we have experienced delays in introducing some of our products, primarily due to our failure to adequately anticipate the resources necessary for our development efforts and, in some cases, our decision to devote development resources to other activities. While we believe we have made improvements in each of these areas, we may encounter technical or other difficulties that could delay introduction of new products in the future. If we are unable, for technological or other reasons, to develop competitive products in a timely manner in response to changes in the industry, our business and operating results will be materially and adversely affected.

         Our Videoconferencing Business is Highly Competitive.

         Our business is highly competitive. Our competitors include the following manufacturers:

        o         PictureTel Corporation;
        o         Polycom Corporation;
        o         Sony Corporation;
        o         Nippon Electric Corporation;
        o         Mitsubishi, Ltd.;
        o         Fujitsu, Ltd.;
        o         Panasonic, Ltd.;
        o         British Telecommunications plc.; and
        o         Tandberg

         Our existing competitors and many of our potential competitors are more established, benefit from greater market recognition and have greater financial, technological, production and marketing resources than we do. These factors may materially and adversely affect our competitive position and accordingly, we cannot assure you that we will be able to compete successfully in the future. We cannot assure you that we will have sufficient resources to make continued new investments in product development and sales and marketing or that we will be able to make technological advances necessary to remain competitive.

         Some of our competitors have devoted significant resources to the development and marketing of person-toperson visual communications products, such as desktop videoconferencing systems and videophones, which may result in increased competition. As additional forms of conferencing systems, such as desktop videoconferencing systems, emerge, manufacturers and suppliers of desktop computer systems and software may elect to offer videoconferencing products, thereby increasing competition.

         While our Business Plan now calls for Extending Videoconferencing for the Internet, This Strategy is New and May Not Succeed.

         Through our acquisition of the assets of Vosaic in March 1999, we acquired software technology that permits streaming of video through a web browser on the world wide web. We intend to incorporate this technology into our PC-based videoconferencing systems. Once incorporated into our systems, this technology will permit an individual with nothing more than a PC with Internet access to participate in Internet-based videoconferencing sessions. This is a new strategy for us, and we cannot assure you that this feature will be welcomed by our customers. Because we have made a substantial investment in this technology, we could fail to realize on this investment if this business strategy and new product functionality is not embraced by our customers.

         Competition For Personnel in the Videoconferencing Industry is Intense, and We May be Unable to Attract and Retain Key Personnel for Our Business.

         Our development and management of our growth and other activities depend on the efforts of key management and technical employees. Competition for such personnel is intense. We use incentives, including competitive compensation and stock option plans, to attract and retain well-qualified employees. We cannot assure you, however, that we will continue to attract and retain personnel with the requisite capabilities and experience. The loss of one or more of our key management or technical personnel also could materially and adversely affect us. We generally do not have employment agreements with our key management personnel or technical employees. Our future success also depends upon our ability to effectively attract, retain, train, motivate and manage our employees. Failure to do so could materially and adversely affect our business and operating results.

         We May be Unable to Successfully Implement Our Expansion and Growth Strategy.

         We acquired Compression Labs, Incorporated in 1997. We also acquired two distributors in Germany and France in 1998, and Vosaic Company in March 1999. These acquisitions have placed and may continue to place a significant strain on our management, operational and financial resources. The integration of the personnel and assets which were acquired in these acquisitions and in other possible future acquisitions could place additional strains on these management, operational and financial resources. These strains may adversely affect our future performance. Our future performance will depend on our ability to broaden and develop our senior management and to attract and retain skilled employees, as well as on our ability to manage our growth successfully.

         The Strategy We Use To Distribute Our Products and Our Reliance on Cer-tain Types of Customers May Adversely Affect Our Business.

         We rely substantially on third parties to distribute our products. In contrast, many of our competitors sell their products primarily to end-users. A reduction in the sales efforts by some of our current resellers or a termination of their relationships with us could have a material and adverse effect on our business and operating results. Some of these resellers also represent or may in the future represent other lines of products, some of which compete with our products. We attempt to encourage these resellers to focus on selling our products through marketing and support programs. However, there is a risk that these resellers may give higher priority to products of other suppliers, reducing their efforts devoted to selling our products. Ten of our resellers accounted for 57% and 53% of our revenues for the fiscal years ended July 31, 1998 and 1997. Typically, our agreements with our resellers involve non-exclusive arrangements which may be canceled by either party at will and do not require the reseller to sell minimum amounts of our products. We cannot assure you that our distribution strategy will be successful or that we will be able to retain our current resellers or identify new resellers in the future that are acceptable to us.

         We focus a substantial portion of our sales and marketing efforts on generating sales to customers in education, government, health care and general business. Since 1993, we have devoted significant resources to generate sales of our products to these types of customers. A reduction or adverse change in patterns of capital spending by these types of customers due to general economic conditions, fiscal policies of government, possible reforms in health care laws and other factors beyond our control may substantially and adversely affect our revenues and operating results.

Year 2000 Computer Problems Could Adversely Impact Future Operations and
Results.

         The widespread use of computer programs that rely on two-digit date programs to perform computations and decision-making functions may cause videoconferencing systems to malfunction in the year 2000 and may lead to significant business delays in the U.S. and internationally. The year 2000 problem has the potential to significantly impact the videoconferencing industry since it involves the use of computers and is dependent on third-party suppliers for electronic components. In addition to potential problems from computer systems, potential problems could arise from equipment with embedded chips, such as vaults, elevators and other non-videoconferencing systems. Not all of our systems are fully year 2000 compliant due to the incorporation of third party software products that are not fully compliant at this time. If we fail to properly recognize and address the year 2000 problem in our systems, our business, financial condition, and results of operations could be materially and adversely affected.

         The year 2000 problem also affects some of our major suppliers of computers, software, and other equipment. We have discussed the year 2000 problem with some of these suppliers, but we cannot assure you that these suppliers will resolve any or all year 2000 problems. If our suppliers fail to resolve year 2000 problems, our business could be materially disrupted.

         We expect to identify and resolve all year 2000 problems that could materially adversely affect our business operations. However, it is impossible to determine with complete certainty that all year 2000 problems affecting us, our suppliers or our customers have been identified or corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, no one can accurately predict how many year 2000 problem-related failures will occur or the severity, duration, or financial consequences of these perhaps inevitable failures. Moreover, our failure to adequately address year 2000 issues in our multi-media conferencing systems and PC software applications could result in litigation, which could be costly and time-consuming to defend.

         We are a Defendant in Some Legal Proceedings.

         We acquired Compression Labs, Incorporated in a merger that was completed May 23, 1997. At the time of the merger, Compression Labs was engaged in several legal proceedings and disputes relating to matters arising prior to the merger. We cannot assure you that Compression Labs' legal proceedings can be resolved favorably to Compression Labs or to us. If these legal proceedings continue for an extended period of time, they could have an adverse effect upon our working capital and management's ability to concentrate on its business. An unfavorable outcome in any one or several such legal proceedings could affect us in a materially adverse way.

         In June 1997, Keytech, S.A. filed suit against Compression Labs in the United States District Court in Tampa, Florida. Keytech was a distributor of satellite encoder and decoder products manufactured by a division of Compression Labs which Compression Labs sold in June 1996. Keytech has asserted that the equipment sold was defective and did not conform to contract specifications and express and implied warranties. Keytech has asserted damages of in excess of $20 million based on its allegations of breach of contract, breach of warranties and fraud. Compression Labs has filed an answer denying liability and has asserted cross-claims against Keytech for amounts due and unpaid for equipment sold by Compression Labs to Keytech.

         In November 1998, Philips Electronics North America Corporation filed suit against Compression Labs in the Superior Court in Santa Clara County, California. Philips and Compression Labs had purportedly entered into a series of agreements for the purpose of jointly developing, manufacturing and marketing consumer premises equipment. Philips has alleged that Compression Labs breached its obligations to Philips under these purported agreements and refused to pay Philips more than $4.4 million in development costs and other amounts alleged to be owed by Compression Labs under the parties' agreements. Philips seeks an award of damages based on its allegations of breach of contract, breach of a covenant of good faith and fair dealing and a claim of unfair trade practices under the California Unfair Competition Act. Pursuant to an exchange of letters in February 1999, the parties agreed to non-binding mediation of the dispute, although as of the date of this prospectus, this mediation had not occurred. If the matter is not resolved through mediation, Compression Labs intends to file an answer denying liability and will assert various cross-claims against Philips.

         From time to time, we have received, and continue to receive, letters and demands from other companies claiming that aspects of our technology products may infringe their patent rights. When we received these kinds of letters, we typically investigate the validity of the claim and, where appropriate, may enter into licensing agreements for the disputed patented technology or we may dispute the claim. We believe this is typical of what is experienced in other technology corporations. However, it is possible that we could be sued. It is expensive to defend patent litigation. It is also possible we could have a patent lawsuit. These factors could adversely affect our business, financial condition and results of operations.

         Our Business  Would be  Disrupted if  We Experienced  a  Disruption  in
Supply.

         Substantially all of our electronic components, subsystems and assemblies are made by outside vendors. Some of our components are currently available only from sole sources and embody such parties' proprietary technology. If our supplies are interrupted or if we experience a significant increase in price of one or more of these components or if a third-party supplier fails to remain competitive in functionality or price, these factors could have a materially adverse effect on our business and results of operations. We cannot assure you that we will not experience such problems in the future. Similarly, if we are required to incur excessive rework costs associated with defective components or process errors, this also could adversely affect our business and operating results. We do not have contracts with many of our suppliers ensuring continued availability of key electronic components.

         In addition, from time to time we enter into development arrangements with other third parties to develop and incorporate new features and functions into our products. As such, we depend upon these third parties to fulfill their respective obligations under these development arrangements. If these third parties failed to fulfil their obligation, this also could affect our results of operations in a materially adverse way.

         Our Stock Price has been Subject to Significant Volatility

         The market price of our common stock has been, and in the future will likely be, very volatile. The stock price has been affected by the following factors, among others:

          o the announcement of new products or technological innovations by us and by our competitors;

          o    quarter-to-quarter   variations  in  our  anticipated  or  actual
               results of operations; and

          o    general conditions in high technology industries.

         The stock market occasionally experiences extreme price and volume fluctuations, which affects the market prices particularly for many high technology companies like us, and which are often unrelated to the operating performance of the specific companies.

                                   ABOUT VTEL

         We design, manufacture and market multi-media conferencing systems. Our systems integrate traditional video and audio conferencing with additional functions, including the sharing of PC software applications and the transmission of high-resolution images and facsimiles. Through the use of our multi-media conferencing systems, users are able to replicate more closely the impact and effectiveness of face-to-face meetings. Our Pen Pal GraphicsTM and AppsViewTM user interfaces make our multi-media conferencing systems simpler to use. Our systems are built upon a system platform which is based on industry-standard, PC-compatible open hardware and software architecture. By leveraging this open architecture design, we are able to integrate into the videoconference PC-compatible hardware and software applications which allow users to customize the systems to meet their unique needs. The PC-architecture also provides a natural pathway to connect our videoconferencing systems onto local area networks (LANs) and wide area networks (WANs) thereby leveraging the rapidly expanding network infrastructures being deployed in organizations throughout the world. Also complementing this open architecture is our compliance with emerging industry video standards. Our open architecture and compliance with data and telecommunications standards permit the incorporation of new functions through software upgrades, thereby extending the useful life of the user's investment.

         The cornerstone of our business strategy is to identify customers that can most benefit from the advanced functionality of multi-media conferencing systems and to focus a substantial portion of our sales and marketing efforts on these customers, including end-users in the areas of education, government, health care and general business. We distribute our systems almost exclusively through third-party resellers which include major telecommunications providers such as Ameritech Corporation, GTE Corporation, SBC Communications, Inc., Sprint Corporation, U.S. West, Inc., MCI WorldCom, Inc. Corporation and other value-added resellers. We have built an extensive marketing and sales organization to support our third-party resellers. This organization provides marketing programs; field support personnel including sales managers, system engineers, and business development managers; and personnel with industry expertise to implement our targeted marketing strategy. Since our inception, we have sold over 30,000 conferencing systems and multipoint control units.

         In November 1995, we completed the acquisition of certain assets and a specified work force of the Integrated Communications Systems Group of Peirce-Phelps, Inc. As part of Peirce-Phelps, ICS was a value-added reseller of videoconferencing systems, and also provided integration, installation and maintenance services to certain end-users. The completion of the acquisition allows us to significantly enhance our ability to support our resellers' abilities to offer systems integration, installation and end-user support to the ultimate purchaser of our products, thereby allowing the resellers to more effectively provide an essential part of the services that are integral to the purchase of our products.

         On May 23, 1997, we completed the acquisition of Compression Labs, Incorporated in exchange for approximately 8.4 million shares of our common stock. At the time of the acquisition, Compression Labs was a leader in the development, manufacture and marketing of digital visual communication systems.

         On March 9, 1999, we completed our acquisition of the assets of Vosaic Company, LLC, an Internet video software and technology company. In this transaction, we paid $230,000 in cash to Vosaic, paid costs associated with relocating certain of Vosaic's employees to our development site in Sunnyvale, California, extinguished $150,000 of debt due to us by Vosaic, agreed to issue 1,149,000 shares of our common stock to Vosaic (a portion of which are held in escrow pending achievement of some specified milestones) and issued warrants to purchase 125,000 shares of our common stock to former Vosaic employees. We also agreed to issue warrants to purchase 225,000 shares of our common stock to Vosaic following the timely issuance of certain U.S. patents. The technology that we acquired from Vosaic permits streaming of video through a web browser on the world wide web. We intend to incorporate this technology into our PC-based videoconferencing systems as well as offer it on a stand alone basis. Once incorporated into our systems, this technology will permit an individual with nothing more than a PC with Internet access to participate in Internet-based videoconferencing sessions.

         We were organized as a Delaware corporation and our common stock is traded on the Nasdaq Stock Market under the symbol "VTEL." Our principal executive offices are located at 108 Wild Basin Road, Austin, Texas 78746 and our telephone number is 512-437-2700.

                             SELECTED FINANCIAL DATA

         The following table sets forth consolidated financial data as of the dates and for the periods indicated and reflects the merger with Compression Labs on May 23, 1997 which was accounted for as a pooling of interests. The selected consolidated financial data for the years ended and as of December 31, 1993, 1994 and 1995 and July 31, 1997 and 1998 has been derived from our audited consolidated financial statements. The consolidated financial data as of July 31, 1995 and 1996 and for the seven months ended July 31, 1995 and 1996 as of January 31, 1998 and 1999 and for the six months ended January 31, 1998 and 1999 has been derived from our unaudited supplemental consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position as of such dates and the results of operations and cash flows for such periods. Operating results for six months ended January 31, 1999 are not necessarily indicative of the results that may be expected for the entire year ended July 31, 1999.

         This consolidated financial information gives retroactive effect to our merger with Compression Labs that was consummated in May 1997, as if the two companies had operated as a single company for all periods presented. However, the two companies operated independently prior to the merger and the historical changes and trends in the financial condition and results of operations of these two companies resulted from independent activities.

                                           For the Years              For the Seven Months   For the Years       For the Six Months
                                         Ended December 31,               Ended July 31,     Ended July 31,       Ended January 31
                                ----------------------------------------------------------------------------------------------------
                                     1993      1994        1995       1995      1996        1997(1)    1998        1998       1999
                                ----------------------------------------------------------------------------------------------------
                                                                   (unaudited)                                        (unaudited)
                                                      (in thousands, except per share amounts)
Statement of Operations Data:
Revenues                           $126,547   $169,189   $191,074   $ 98,079   $ 96,962   $191,023   $179,684   $ 86,981   $ 74,570
Gross margin                         39,089     66,380     66,843     39,971     35,980     74,702     84,957     40,402     32,400
Net income (loss) from continuing
     operations                     (21,518)    (4,816)   (17,301)    (4,335)   (18,507)   (44,271)     2,779        388    (14,607)
Net income (loss)                   (12,817)       169    (53,843)    (3,811)   (18,507)   (52,054)     2,779        388    (14,607)

Net income (loss) per share
     from continuing opera-
     tions, basic and diluted      $  (1.51)  $  (0.27)  $  (0.90)  $  (0.24)  $  (0.87)     (2.10)      0.12       0.02      (0.63)
Net income (loss) per share,
     basic and diluted             $  (0.90)  $   0.01   $  (2.81)  $  (0.21)  $  (0.87)     (2.45)      0.12       0.02      (0.63)

Balance Sheet Data:
Working capital                    $ 85,335   $ 85,088   $ 93,330   $ 76,023   $ 77,091   $ 39,528   $ 41,503   $ 38,770   $ 34,055
Total assets                        170,469    178,086    223,061    182,082    175,092    131,135    129,289    118,374    130,254
Long-term liability                   1,020        494        985      1,278         --         --      3,848         --     20,530
Stockholders' equity                117,595    124,185    139,512    126,739    122,238     76,765     81,258     78,155     65,790

-------------------------
(1)  In connection with the merger with Compression Labs, we recorded merger, restructuring and other expenses of $29,397 during the year ended July 31, 1997.

                                 USE OF PROCEEDS

         The selling stockholder is selling all of the common stock covered by this prospectus for its own account. Accordingly, we will not receive any proceeds from the resale of such common stock. We will bear all expenses relating to this registration except for brokerage or underwriting commissions and expenses, if any, which will be paid by the selling stockholder.

                    PLAN OF DISTRIBUTION; SELLING STOCKHOLDER

         This prospectus relates to 1,149,000 shares of common stock that may be offered and sold from time to time by the selling stockholder. Set forth below is information, as of the date hereof, regarding the beneficial ownership of the shares by the selling stockholder.

                                           Number of Shares
                                            of Common Stock          Number of
                                             Beneficially            Shares of                  Common Stock
                                                Owned                 Common                 Beneficially Owned
                                               Prior to                Stock                        After
                                             Offering (1)             Offered                   Offering (2)
                                        -----------------------  -----------------        --------------------------
Selling Stockholder                                                                      Number             Percent
-------------------                                                                      -----------   -------------
Vosaic Company, LLC (3)................               1,149,000          1,149,000               ---             ---

--------------------

*        Indicates less than 1%.

(1) Unless otherwise indicated, to our knowledge, Vosaic has sole voting and sole investment power with respect to all shares of common stock beneficially owned, subject to community property laws where applicable. This number represents those shares of common stock held by the selling stockholder, if any.

(2) Assumes that all shares of common stock offered hereby by the selling stockholder are actually sold. Such presentation is based on 24,264,537 shares of VTEL common stock outstanding as of March 9, 1999.

(3)      The address of Vosaic Company, LLC is 2320 Grand Canal Venice, CA 90291.

         The shares of common stock beneficially owned by Vosaic were acquired in the transaction pursuant to which we acquired substantially all of the assets of Vosaic effective March 9, 1999. In connection with the acquisition, we agreed to file the Registration Statement of which this prospectus forms a part.

         The selling stockholder has not, nor within the past three years has the selling stockholder had, any position, office or other material relationship with us or any of our predecessors or affiliates.

         We have been advised by the selling stockholder that it (or, subject to applicable law, its pledgees, donees, distributees, transferees or other successors in interest) intends to sell all or a portion of the shares offered by this prospectus from time to time on the Nasdaq National Market, in negotiated transactions at fixed prices which may be changed, at market prices prevailing at the time of sale or at prices reasonably related thereto or at negotiated prices, or by a combination of the foregoing methods of sale through:

          o ordinary brokerage transactions in which the broker solicits purchases;

          o sales to one or more brokers or dealers as principal, and the resale by such brokers or dealers for their account pursuant to this prospectus, including resales to other brokers and dealers;

          o block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or

          o    negotiated transactions with purchasers with a broker or dealer.

We are not aware as of the date of this prospectus of any agreements between the selling stockholder and any broker-dealers with respect to the sale of the shares offered by this prospectus. In connection with distributions of the shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers. In connection with such transactions:

          o broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling stockholder;

          o the selling stockholder may sell shares of our common stock short and deliver the shares to close out such short positions;

          o the selling stockholder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell pursuant to this prospectus; and

          o the selling stockholder may pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

         The selling stockholder and any broker, dealer or other agent executing sell orders on behalf of the selling stockholder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in which event commissions received by any such broker, dealer or agent and profit on any resale of the shares of principal may be deemed to be underwriting commissions under the Securities Act. Such commissions received by a broker, dealer or agent may be in excess of customary compensation. The shares may also be sold in accordance with Section 4(1) of the Securities Act or Rule 144 and Rule 145 under the Securities Act.

         Information as to whether underwriters who may be selected by the selling stockholder, or any other broker-dealer, is acting as principal or agent for the selling stockholder, the compensation to be received by underwriters who may be selected by the selling stockholder, or any broker-dealer, acting as principal or agent for the selling stockholder and the compensation to be received by other broker-dealers, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

         All expenses of registration incurred in connection with the offering will be borne by us. All selling and other expenses incurred by the selling stockholder will be borne by the selling stockholder.

         The selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rule 102 under Regulation M, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholder. Rule 102 under Regulation M provides, with certain exceptions, that it is unlawful for a selling shareholder or its affiliated purchaser to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which the selling shareholder or affiliated purchaser has a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the foregoing may affect the marketability of the common stock. We will require the selling stockholder, and its broker if applicable, to provide a letter that acknowledges his compliance with Regulation M under the Exchange Act before authorizing the transfer of the selling stockholder's shares.

         The selling stockholder may offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

                                  LEGAL MATTERS

         The validity of the shares being offered hereby will be passed upon by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas.

                                     EXPERTS

         The financial statements of VTEL Corporation incorporated in this pros-pectus by reference to the annual reports on Form 10-K and Form 10-K/A for the year ended July 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, on the authority of said firm as experts in auditing and accounting.

        The consolidated statement of operations, stockholders' equity and cash flows of Compression Labs, Incorporated for the year ended December 31, 1995, incorporated in this prospectus by reference to the annual reports on Form 10-K and Form 10-K/A for the year ended July 31, 1998, have been so incorporated in reliance on the report of KPMG LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated expenses in connection with the distribution of the securities covered by this Registration Statement. All of the expenses will be borne by the Company except as otherwise indicated.

                  SEC Registration Fee...........................................................................$1,706
                  Printing and Engraving Fees and Expenses.......................................................*
                  Legal Fees and Expenses .......................................................................*
                  Accounting Fees and Expenses...................................................................*
                  Transfer Agent and Registrar Fees..............................................................*
                  Miscellaneous..................................................................................*
                  Total..........................................................................................$1,706           *

* To be provided by amendment.

Item 15.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article Ninth of VTEL's Fourth Amended and Restated Certificate of Incorporation, as amended, provides for the indemnification of directors, officers and other authorized representatives of VTEL to the maximum extent permitted by the Delaware General Corporation Law. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Article Ninth of VTEL's Fourth Amended and restated Certificate of Incorporation, as amended, permits it to purchase insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not VTEL would have the power to indemnify him against such liability under the foregoing provision of the Certificate of Incorporation.

Item 16.  Exhibits

         The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of the Company under the Securities Act or the Exchange Act as indicated in parenthesis:

EXHIBIT
NUMBER                   DESCRIPTION
            3.1   ---    Fourth Amended Restated Certificate of Incorporation (incorporated by reference the Exhibit 3.1 to VTEL's quarterly report Form 10-Q for the period ended June 30, 1993).

            3.2   ---    Amendment to Fourth Amended and Restated Certificate of Incorporation, as filed on May 27,
                         1997 with the Secretary of State of Delaware (incorporated by reference to Exhibit 3.1 to VTEL's
                         Annual Report on Form 10-K for the period ended July 31, 1997.)

            3.3   ---    Bylaws of VTEL as adopted by the Board of Directors of the Company effective as of June 11,
                         1989 (incorporated by reference to Exhibit 3.3 to VTEL's Registration Statement on Form S-1,
                         File No. 33-45876, as amended).

            3.4   ---    Amendment to Bylaws of VTEL as adopted by the Board of Directors of VTEL effective as of
                         April 28, 1992 (incorporated by reference to Exhibit 19.1 to VTEL's Quarterly Report on
                         Form 10-Q for the three months ended March 31, 1992).

            3.5   ---    Amendment to the Bylaws of VTEL as adopted by the Board of Directors of VTEL effective as of
                         July 10, 1996 (incorporated by reference to Exhibit 4.5 to VTEL's Current Report on Form 8-K
                         dated July 10, 1996).

            4.1   ---    Specimen Certificate for the Common Stock (incorporated by reference to Exhibit 4.1 to VTEL's
                         Registration Statement on Form S-1, File No. 33-45876, as amended).

            4.2   ---    Rights Agreement dated as of July 10, 1996 between VTEL Corporation and First National Bank of Boston, which includes the form of Certificate of Designations for Designating Series A
                         Preferred Stock, $.01 par value, the form of Rights Certificate, and the Summary of Rights to
                         Purchase Series A Preferred Stock (incorporated by reference to Exhibit 4.1 to VTEL's Current
                         Report on Form 8-K dated July 10, 1996).

           5.1*   ---    Opinion of Jenkens & Gilchrist, a Professional Corporation, regarding legality of shares being registered.

          23.1*   ---    Consent of PricewaterhouseCoopers  LLP. 23.2* --- Consent of KPMG LLP.

          23.3*   ---    Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibit 5.1 hereof).

          24.1    ---    Powers of attorney (included in the signature page of this Registration Statement).

         -------

         * Filed herewith.


         (b)      Financial Statement Schedules:

                  Not Applicable.

Item 17.  Undertakings.

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions set forth in Item 15, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on May 4, 1999.

                                     VTEL CORPORATION


                                     By:  /s/ Jerry Bensen
                                          ------------------------------
                                          Jerry Bensen
                                          Chief Executive Officer and President
                                          (Principal Executive Officer)

         Each individual whose signature appears below hereby designates and appoints Jerry S. Bensen, Jr. and Rodney S. Bond, and each of them, any one of whom may act without the joinder of the other, as such person's true and lawful attorney-in-fact and agents (the "Attorneys-in-Fact") with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments
(including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as any Attorney-in-Fact deems appropriate, and any registration statement relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate the effectiveness of such registration statements, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorneys-in-Fact or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their capacities and on the dates indicated.

                SIGNATURE                                       TITLE                                 DATE
                ---------                                       -----                                 ----

/s/ Jerry S. Benson, Jr.                   Chief Executive Officer, President and                May 4, 1999
-----------------------------------------  Director
     Jerry S. Benson, Jr.                  (Principal Executive Officer)


/s/ Rodney S. Bond                         Chief Financial Officer, Vice President-              May 4, 1999
-----------------------------------------  Finance and Secretary
     Rodney S. Bond                        (Principal Financial Officer and Principal
                                           Accounting Officer)

/s/ F.H. Dick Moeller                      Chairman of the Board of Directors                    May 4, 1999
-------------------------------------------
     F.H. Dick Moeller

/s/ Gordon H. Mathews                      Director                                              May 4, 1999
----------------------------------------
     Gordon H. Mathews

/s/ Max D. Hopper                          Director                                              May 4, 1999
-----------------------------------------
     Max D. Hopper

/s/ T. Gary Trimm                          Director                                              May 4, 1999
-----------------------------------------
     T. Gary Trimm







                SIGNATURE                                       TITLE                                 DATE
                ---------                                       -----                                 ----

/s/ Richard Snyder                         Director                                              May 4, 1999
-----------------------------------------
     Richard Snyder

/s/ Eric L. Jones                          Director                                              May 4, 1999
-------------------------------------------
     Eric L. Jones



                                                   EXHIBIT INDEX


EXHIBIT
NUMBER                   DESCRIPTION


            3.1   ---    Fourth Amended Restated Certificate of Incorporation (incorporated by reference the Exhibit 3.1 to VTEL's quarterly report Form 10-Q for the period ended June 30, 1993).

            3.2   ---    Amendment to Fourth Amended and Restated Certificate of Incorporation, as filed on May 27,
                         1997 with the Secretary of State of Delaware (incorporated by reference to Exhibit 3.1 to VTEL's
                         Annual Report on Form 10-K for the period ended July 31, 1997.)

            3.3   ---    Bylaws of VTEL as adopted by the Board of Directors of the Company effective as of June 11,
                         1989 (incorporated by reference to Exhibit 3.3 to VTEL's Registration Statement on Form S-1,
                         File No. 33-45876, as amended).

            3.4   ---    Amendment to Bylaws of VTEL as adopted by the Board of Directors of VTEL effective as of
                         April 28, 1992 (incorporated by reference to Exhibit 19.1 to VTEL's Quarterly Report on
                         Form 10-Q for the three months ended March 31, 1992).

            3.5   ---    Amendment to the Bylaws of VTEL as adopted by the Board of Directors of VTEL effective as of
                         July 10, 1996 (incorporated by reference to Exhibit 4.5 to VTEL's Current Report on Form 8-K
                         dated July 10, 1996).

            4.1   ---    Specimen Certificate for the Common Stock (incorporated by reference to Exhibit 4.1 to VTEL's
                         Registration Statement on Form S-1, File No. 33-45876, as amended).

            4.2   ---    Rights Agreement dated as of July 10, 1996 between VTEL Corporation and First National Bank of Boston, which includes the form of Certificate of Designations for Designating Series A
                         Preferred Stock, $.01 par value, the form of Rights Certificate, and the Summary of Rights to
                         Purchase Series A Preferred Stock (incorporated by reference to Exhibit 4.1 to VTEL's Current
                         Report on Form 8-K dated July 10, 1996).

           5.1*   ---    Opinion of Jenkens & Gilchrist, a Professional Corporation, regarding legality of shares being registered.

          23.1*   ---    Consent of PricewaterhouseCoopers  LLP. 23.2* --- Consent of KPMG LLP.

          23.3*   ---    Consent of Jenkens & Gilchrist, a Professional Corporation (to be included in Exhibit 5.1 hereof).

          24.1    ---    Powers of attorney (included in the signature page of this Registration Statement).


-------------------
*    Filed herewith.